Exhibit 99.1

Lexaria Bioscience Announces Positive Blood-Brain-Barrier Results

•	Lexaria’s technology delivered 195% more nicotine across the blood-brain-barrier conceptually allowing for smaller micro doses in accordance with developing FDA policies.

•	Lexaria’s formulation was 4x faster at reaching its peak level in brain tissue than the non- enhanced control formulation.

•	Lexaria Nicotine subsidiary formation complete.

Kelowna, British Columbia – August 30, 2018 – Lexaria Bioscience Corp. (OTCQX: LXRP) (CSE: LXX) (the “Company” or “Lexaria”), a drug delivery platform innovator, announces further results from its recently completed second-generation study in 40 rats (two groups of 20 each) in addition to those released on August 7, 2018.

Lexaria had previously announced partial results from the in vivo study to evaluate the ability of Lexaria’s DehydraTECH™ technology to deliver nicotine as quickly as 2 minutes after oral administration. The nicotine polacrilex was delivered in a water solution that utilized Lexaria’s patented DehydraTECHTM process and as previously reported, delivered 90.2% more nicotine over the first 10 minutes of the study than the concentration-matched control formulation by the 10-minute mark (95% CI; p=0.044) .

            Brain Data Highlights:

	Lexaria Formulation	Control Formulation
Cmax (ng/g)	1,260 ± 200	427 ± 66.5
Tmax (hr)	1.0	4.0
T1/2 (hr)	21.6	ND
MRTlast (hr)	9.24	7.03
AUClast (hr.ng/g)	12,999 ± 1252	5,881 ± 538

“Lexaria’s DehydraTECH™ delivery technology continues to demonstrate its superior effectiveness in delivering nicotine without the need for combustion or the need for inhalation whatsoever,” said Chris Bunka, Chief Executive Officer of Lexaria Bioscience Corp. “Crossing the blood brain barrier is a significant achievement all on its own and this data confirms the outcome of our earlier first-generation test.”

Lexaria Bioscience Corp. has completed formation of a 100%-owned subsidiary Lexaria Nicotine Corp., to better commercialize opportunities within the nicotine sector. Roughly one-fifth of the world’s adult population smokes cigarettes in a market estimated at US$760 billion excluding China (source: www.bat.com). Lexaria Nicotine Corp.’s goal is to empower cigarette users to utilize sources of nicotine that do not contribute to lung disease which is the #1 killer of smokers worldwide.

Under repeated testing including in vitro laboratory, in vivo animal and human clinical absorption studies, Lexaria’s technology has consistently shown faster delivery and more effective delivery of substances such as nicotine and cannabinoids. Lexaria continues to focus on advancing both its R&D and commercialization initiatives with its DehydraTECHTM technology platform.

About Lexaria
Lexaria Bioscience Corp. has developed and out-licenses its disruptive delivery technology that promotes healthier ingestion methods, lower overall dosing and higher effectiveness of lipophilic active molecules. Lexaria has multiple patents pending in over 40 countries around the world and has patents granted in the USA and in Australia for utilization of its DehydraTECHTM delivery technology. Lexaria’s technology provides increases in intestinal absorption rates; more rapid delivery to the bloodstream; and important taste-masking benefits, for orally administered bioactive molecules including cannabinoids, vitamins, non-steroidal anti-inflammatory drugs (NSAIDs), nicotine and other molecules.
www.lexariabioscience.com

For regular updates, connect with Lexaria on Twitter https://twitter.com/lexariacorp and on Facebook https://www.facebook.com/lexariabioscience/

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Bioscience Corp.
Alex Blanchard, Communications Manager
(778) 796-1897
Or
NetworkNewsWire (NNW)
www.NetworkNewsWire.com

FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements, including but not limited to: that any additional stock warrants or stock options will be exercised. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, the patent application and approval process and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that existing capital is sufficient for the Company's needs or that it will be able to raise additional capital. There is no assurance that Lexaria will successfully complete any other contemplated or existing technology license agreements; or that results from any studies will be favorable or in any way support future business activities of any kind. Scientific R&D is often unpredictable and unanticipated results could emerge from any study and have a material impact as can any results that cannot be reproduced in subsequent testing. There is no assurance that any planned corporate activity, scientific study, R&D, business venture, or initiative will be pursued, or if pursued, will be successful. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patented and patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA). TurboCBDTM, DehydraTECHTM technology and ViPovaTM products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.